Exhibit 99.1

Teleflex Appoints Jason Weidman as President and CEO

Proven Industry Leader to Guide Company’s Next Chapter of Growth and Value Creation

WAYNE, Pa., April 30, 2026 – Teleflex Incorporated (NYSE: TFX) today announced that Jason Weidman has been appointed President and Chief Executive Officer, effective June 8, 2026. He will succeed Stuart Randle, who has been serving as Interim President and CEO since January 2026 and will continue as a member of Teleflex’s Board of Directors. Mr. Weidman is expected to join the Teleflex Board when he assumes his role as President and CEO.

Mr. Weidman is a proven medical technology leader with over 25 years of industry experience and a strong track record of building and scaling businesses globally. He joins Teleflex from Medtronic plc, where he held a number of senior leadership roles over nearly two decades, most recently serving as SVP and President, Coronary & Renal Denervation, and SVP and President, Aortic, Peripheral and Venous. In these positions, he oversaw significant growth and global expansion of multi-billion dollar revenue operating units, including the successful launch of key innovations and acquisitions.

“We’re thrilled to welcome Jason to Teleflex. Following the completion of the divestitures, Teleflex will be a fundamentally transformed company, with a portfolio focused on our core interventional, critical care and high acuity hospital markets,” said Dr. Stephen Klasko, Teleflex’s Chairman of the Board. “Jason’s medical technology expertise is closely aligned with our focused product portfolio, and his track record of driving growth, advancing product innovations and expanding global markets make him an ideal candidate to lead Teleflex’s go-forward strategy. With attractive, high-growth end markets, what will be a significantly enhanced capital structure from our intended $1 billion share buyback and $800 million debt paydown following the close of the sale transactions and an experienced and driven leadership team, we believe Teleflex will be an incredibly compelling growth story.”

“It’s an honor for me to join Teleflex at such an important inflection point and to help lead the Company into its next phase of growth,” said Mr. Weidman. “Having spent my entire career in the medical technology industry, I see a clear opportunity for Teleflex to build on its strong foundation and commitment to innovation, further shaping the future of healthcare while advancing our purpose of improving the health and quality of people’s lives.”

Dr. Klasko added, “I also want to thank Stuart for his leadership over the past four months. The Board and I are grateful for his contributions and value his continued insights and guidance as a member of our Board.”

About Jason Weidman

Mr. Weidman brings over 25 years of experience in the medical device industry. He held key leadership roles at Medtronic from 2006 – 2026, including his most recent roles of SVP and President, Coronary & Renal Denervation and SVP and President, Aortic, Peripheral and Venous, where he spearheaded strategic product innovations and market development initiatives in coronary and peripheral vascular markets. Prior to Medtronic, Mr. Weidman held roles at Thoratec Corporation.

Mr. Weidman received an MBA in Health Care Management from the Wharton School at the University of Pennsylvania, an MS in Mechanical Engineering with a concentration in Biomechanics from Stanford University and a BSE in Mechanical Engineering from the University of Michigan.

About Teleflex Incorporated

As a global provider of medical technologies, Teleflex is driven by our purpose to improve the health and quality of people’s lives. Through our vision to become the most trusted partner in healthcare, we offer a diverse portfolio with solutions in the therapy areas of anesthesia, emergency medicine, interventional cardiology and radiology, surgical, vascular access, and urology. We believe that the potential of great people, purpose driven innovation, and world-class products can shape the future direction of healthcare.

Teleflex is the home of Arrow™, Barrigel™, Deknatel™, LMA™, Pilling™, QuikClot™, Rüsch™, UroLift™ and Weck™ – trusted brands united by a common sense of purpose.

At Teleflex, we are empowering the future of healthcare. For more information, please visit teleflex.com.

Contacts:
Teleflex
Lawrence Keusch
Vice President, Investor Relations and Strategy Development

investor.relations@teleflex.com
610-948-2836